EXHIBIT 99.1

Sinoenergy Corporation Reports Further Loss for the Second Quarter Ending March 31, 2009Top of Form

BEIJING, March 26 /PRNewswire-Asia-FirstCall/ -- Sinoenergy Corporation (Nasdaq: SNEN - News; "Sinoenergy" or the "Company"), developer and operator of retail Compressed Natural Gas (CNG) filling stations in the People's Republic of China, and a manufacturer of CNG transport truck trailer, CNG filling station equipment and CNG fuel conversion kits for automobiles, today announced a further over US$1 million loss for the second quarter ending March 31, making allowance for uncollectible land rental income of Qingdao Sinogas General Machinery Co., Ltd. ("Sinogas"), the Company's subsidiary.

A portion of Sinoenergy's receivables from Mingcheng Real Estate (listed under "Other Receivables"), will unlikely to be collected by March 31, 2009. In compliance with US GAAP, the Company will accrue the RMB 7.5 million as bad debt. This uncollected rental fee will significantly impact our financial results for the second quarter ending March 31, 2009.

In addition to the estimated US$1 million loss projected for the second quarter announced in the earnings press release on February 23, 2009, this uncollected amount from Mingcheng will add another US$ 1.1 million loss to the second quarter. The Company's total projected loss for the second quarter ending March 31, 2009 is now estimated to be over US$ 2 million.

Background Information: On March 1, 2008, Sinogas, the Company's 75% subsidiary, signed a lease agreement with Qingdao Mingcheng Real Estate Co., Ltd ("Mingcheng"), leasing its downtown Qingdao facility to Mingcheng for a three year term at RMB 40 million per year. The agreement called for quarterly payments of rent of RMB 10 million from the first calendar quarter of 2008 to the last calendar quarter of 2010. The rental agreement was disclosed in the 8-K filing dated Mar 31, 2008. However, Mingcheng, to date, has only paid the first installment of RMB 10 million rent for the first calendar quarter of 2008. Sinogas has not received payments for the second and third calendar quarters of 2008. Based on continuous discussions with the lessee, the Company believes it is highly unlikely that Qingdao Mingcheng will fulfill its contractual obligations to Sinoenergy by March 31, 2009.

"Our facility lessee, Mingcheng, has been adversely affected by the downturn in the real estate market in China. We are very disappointed with Mingcheng's lack of progress on the rental payments. We understand that there are serious problems with Mingcheng's operations and investments in the current tough real estate market. The Company will be monitoring Mingcheng's condition very closely in our efforts to recover overdue rental payments. While this loss is not from Sinoenergy's operating businesses, the loss nevertheless significantly impacts our net income". Bo Huang, CEO of Sinoenergy said, "While we are striving to improve our operations, and hoping for an upturn after the challenging second quarter, but as the Mingcheng case illustrates, the Company is subject to domestic and even global economic conditions that are beyond our control."

About Sinoenergy

Sinoenergy is a developer and operator of retail CNG stations as well as a manufacturer of compressed natural gas (CNG) transport truck trailers, CNG station equipment, and natural gas fuel conversion kits for automobiles, in China. In addition to its CNG related products and services, the Company designs and manufactures a wide variety of customized pressure containers for use in the petroleum and chemical industries.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, future changes in the wholesale and retail price for CNG for vehicles in China; changes in policy by the national, provincial and municipal government of the PRC regarding CNG prices, the CNG vehicle industry, the construction and operation of retail CNG filling stations and related issues; the Company's ability to raise additional capital to finance the Company's activities; the effectiveness, profitability, and the marketability of its products; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For more information, please contact:

Sinoenergy Corporation
Mr. Shiao Ming Sheng, CFO
Phone: +86-10-8492-8149
Email:  sheng@sinoenergycorporation.com
Web:   http://www.sinoenergycorporation.com